                                                                   EXHIBIT 99.9

  The following Description of Business includes product names, trade names, service marks and trademarks of Premiere Technologies, Inc. and its subsidiaries and other companies including, without limitation, Premiere WorldLink, Orchestrate (SM), Voice-Tel (TM), VoiceCom (TM) and VoiceCom Access One (SM).

  All references in the following Description of Business to the "Voice-Tel Acquisitions" refers to the Company's acquisitions of Voice-Tel Enterprises, Inc. ("VTE"), its affiliate Voice-Tel Network Limited Partnership ("VTN") and substantially all of its franchisees (the "Franchisees") (VTE, VTN and such Franchisees are collectively referred to as the "Voice-Tel Entities" or "Voice-Tel") which were completed during the second quarter of 1997.


                                   BUSINESS

OVERVIEW

  Premiere Technologies, Inc. ("Premiere" or the "Company") designs, develops, markets and provides enhanced personal communications services. The Company's network-based computer telephony technology links together two or more stand-alone communications services, such as calling card long distance, voice mail, e-mail, fax mail and paging, and allows access to these services through telephones or computers. The Company bundles these stand-alone services to allow users to store, manage, prioritize, deliver and distribute incoming and outgoing information in an efficient and economical manner. Although Premiere offers stand-alone communications services, it primarily targets users who have multiple communications devices and a need to integrate them for greater functionality and convenience.

INDUSTRY BACKGROUND

  Managing the evolving enhanced personal communications environment has become more complex as a result of increased service and device options, rapidly changing technology standards and shortened product life cycles. The proliferation of communications devices and the advent of multiple messaging platforms have dramatically increased the average employee's accessibility and the number of messages he or she manages. Employees today face a demanding communications environment in which they must utilize a number of communications systems and convert information from one medium to another. A study by the Institute for the Future, the Gallup Organization, Pitney-Bowes and San Jose State University, based on responses from more than 1000 employees of Fortune 1000 companies, found that workers send and receive an average of 178 messages each day.

  Today, many stand-alone communications services are provided through legacy systems, including landline telephone systems, messaging devices and LANs, that reside in whole or in part at a customer's location. The architecture of the customer premises equipment, or "CPE," that comprises such systems is often closed in nature, which makes integration with other systems and networks difficult and expensive. However, users are increasingly demanding that their legacy CPE be integrated with more open and intelligent worldwide communications networks such as the Internet. The Company believes that, due to the complexity of such integration, users will increasingly outsource their personal communications requirements to third parties such as Premiere. Premiere believes that customers will prefer the Company's network-based service solution for personal communications to traditional CPE-based product solutions because the Company's solution reduces customer costs of equipment ownership and exposure to technology obsolescence.

THE PREMIERE SOLUTION

  The core of the Premiere solution is its "intelligent network" which links, or integrates, stand-alone communications services using technology developed by the Company's research and development team. The intelligent network consists of (i) a state-of-the-art proprietary platform that integrates digital switching technology with enhanced personal communications features and (ii) a recently acquired private frame relay digital messaging network.
The Company's modular and scalable intelligent network incorporates an open-system design, which allows the Company to easily expand capacity and provide the Company with the flexibility to develop and customize its service offerings. Premiere offers bundled services in a variety of packages and tailors these packages to meet the requirements of strategic marketing and co-brand partners. Premiere's private frame relay network, with approximately 210 points of presence ("POPs"), reaches approximately 90% of the United States population and approximately 100% of the Canadian, Australian and New Zealand populations via local access. Premiere anticipates reaching a significant portion of the United Kingdom population via local access in the near future. The Company plans to invest $40-$50 million in capital expenditures over the next 12 months as part of its effort to integrate its proprietary platform with its recently acquired private frame relay network. Once integration is completed, the Company believes that its intelligent network will allow the Company to offer its customers enhanced personal communications services through either local or 800 access via telephone or computer.


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

STRATEGY

  Premiere's goal is to become the world's leading provider of network-based enhanced personal communications services. The Company's strategy to achieve this goal is to:

  Increase Service Offerings and Cross-Media Functionality. The Company believes that changes in technology continually create new business opportunities for providers of enhanced personal communications services. The Company continually strives to make its interfaces more user friendly and its services functionally equivalent regardless of the customer's chosen access device or message transport medium. For example, the Company has introduced such features as text-to-speech e-mail delivery, a unified messaging interface utilizing the World Wide Web ("Web") and an integrated Web-based contact database manager. Possible future service features include, among others, speech recognition.

  Leverage Network Facilities. To date, the majority of the Company's services have been accessed by 800 toll free service. The Company recently acquired an international private frame relay network. Once fully integrated with the Company's proprietary platform, the Company plans to use the private frame relay network and local messaging systems to provide users local access to certain of its enhanced services, which the Company believes will make its enhanced personal communications services more attractive to a broader market. In addition, through transitioning more of its subscribers to local access, Premiere expects to realize a reduction in transmission costs.

  Expand Customer Base and Distribution Channels. The Company believes that an increasing number of businesses will transition their communications systems from CPE-based products to network-based services. Premiere believes that a substantial opportunity exists to meet the outsourcing needs of these companies. The Company intends to use its direct sales force and national accounts program as part of its effort to expand its customer base and to improve cross-selling of its services. Premiere also plans to continue to enter into strategic alliances and wholesale and licensing relationships in order to reach additional customers that the Company believes are likely to be extensive users of its services.

  Pursue Strategic Acquisitions. Historically, the Company has engaged in acquisitions in order to obtain new technology, build its infrastructure and increase its sales force and customer base. The Company intends to continue to examine acquisition and joint venture opportunities, which may accelerate its growth, add new customers, develop new technologies or penetrate new geographic markets. There can be no assurance, however, that suitable acquisition candidates will be identified or that any acquisition will be consummated.

  Expand International Presence. Premiere intends to deliver its services to more international users through strategic partnerships, third-party distribution agreements, direct sales efforts and relationships with existing customers that have international operations. To accommodate these prospective users, Premiere has opened a data and switching center in London and has also begun development of a similar center in Toronto. Targeting the Pacific Rim, Premiere expects to begin installation of a data and switching center in New Zealand during 1998. These international centers are designed to reduce transmission costs associated with system access from international locations and to allow Premiere to more effectively pursue opportunities with international customers and strategic partners. Additionally, the Company expects to increase the international scope of its private frame relay network by installing POPs in additional overseas locations, specifically targeting the United Kingdom for local messaging in the near future.

SERVICES

  Premiere's intelligent network supports four categories of services: mobile communications; integrated messaging; Internet-based communications services; and call center management and other services. Generally, customers may subscribe to one or more of these categories within which they may select certain desired features and functionality. Most customers choose one of Premiere's bundled service offerings that are marketed directly under many names including Premiere WorldLink, Voice-Tel, VoiceCom and VoiceCom Access One. Premiere continually strives to develop new services and enhance the functionality of current services through its internal research and development staff and joint development efforts with leading hardware and software vendors.

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

  Mobile Communications Services. Mobile communications services are communications services which (i) route incoming calls to predefined locations and (ii) allow users to make outbound calls while away from their home or office. The Company offers its mobile communications services on a direct or a wholesale basis to its customers. The following table describes available mobile communications features.


                        MOBILE COMMUNICATIONS SERVICES

  FEATURE                     DESCRIPTION
---------------------------------------------------------------------------------------------
  Calling Card Long Distance  Subscribers can place worldwide long distance calls at attractive rates.
---------------------------------------------------------------------------------------------
  Call Connect/Call           Inbound callers are routed by Premiere's platform to a
   Screening                  predetermined phone number that is programmed by the
                              subscriber. The platform records an announcement of the
                              inbound caller and plays this announcement for the
                              subscriber. The subscriber can then either accept the call or send it to voice mail. If the programmed phone number is a subscriber's pager, he or she is able to call into the
                              platform and connect with the inbound caller upon receiving notification of the call.
---------------------------------------------------------------------------------------------
  Message Notification        Subscribers can instruct the platform to notify them of
                              receipt of messages in their mailboxes by means of a message sent to their pagers or by a call to a predesignated number.
                              Special pager codes are used to identify the type of message
                              (voice, fax or e-mail) that has been received.
---------------------------------------------------------------------------------------------
  Personal 800 Numbers        Premiere can provide subscribers a personal 800 number that serves as a single point of access for callers to select
                              various messaging options or attempt to locate the
                              subscriber at predetermined phone numbers.
---------------------------------------------------------------------------------------------
  Conference Calling          Subscribers can initiate conference calls by commands
                              delivered through a telephone key pad.
---------------------------------------------------------------------------------------------
  Information Services        Subscribers can access news, weather, sports and financial and other information updates provided by CNN or the Chicago
                              Tribune.
---------------------------------------------------------------------------------------------
  Speed Dial                  Subscribers can create their own personal speed dial
                              directory which they can access each time they use the
                              platform.
---------------------------------------------------------------------------------------------
  Electronic Bill Payment     In connection with a relationship with CheckFree
                              Corporation, subscribers can pay bills electronically
                              through the platform.
---------------------------------------------------------------------------------------------
  Travel & Concierge          Subscribers can make lodging, airline, rental car, dining
                              and golf reservations and can obtain theater, concert and
                              sporting event tickets without leaving the platform or
                              dialing additional phone numbers. In addition, the platform offers travel assistance services, including emergency
                              medical referrals, legal referrals and pre-trip destination information.


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  Integrated Messaging. Premiere's integrated messaging services support all three major forms of messaging: voice mail; fax mail; and e-mail. Premiere offers integrated messaging services such as those described below.

                         INTEGRATED MESSAGING SERVICES

FEATURE                      DESCRIPTION
------------------------------------------------------------------------------------------
  Voice Mail                 Subscribers are provided with traditional voice mail
                             features allowing them to customize their mailbox greetings and to receive, save and delete voice mail messages.
------------------------------------------------------------------------------------------
  Enhanced Voice Messaging   Subscribers can obtain a locally accessed voice mail box
                             that provides the subscriber with network messaging to any mailbox on the system in the United States, Canada,
                             Australia and New Zealand. Enhanced features include, among others, distribution lists, return receipt and confidential and urgent tagging.
------------------------------------------------------------------------------------------
  Fax Mail                   Subscribers can receive and store fax transmissions and
                             later instruct the platform to forward the faxes to a
                             specified location. Callers may also attach a voice
                             introduction.
------------------------------------------------------------------------------------------
  E-mail                     Subscribers are provided with an e-mail address by Premiere or one of its partners. Messages can be read over the
                             telephone using proprietary text-to-speech functionality or sent to a fax machine. Subscribers can also respond to an e-
                             mail over the telephone by choosing from a variety of
                             standard responses.
------------------------------------------------------------------------------------------
  Cross-Media Messaging      Subscribers can convert messages from one format to another.
                             Premiere currently offers the following conversion options:
                             voice mail to an e-mail attachment; fax to an e-mail
                             attachment; e-mail to fax; and e-mail to voice.


  Internet-Based Communications Services. Premiere's primary Internet-based service is Orchestrate, a Web-based interface into the Company's computer telephony platform, which is currently in limited release. Orchestrate is designed to allow subscribers to view and interact with a universal inbox and contact manager that support the Company's integrated messaging services, fax broadcast and conference call initiation services. Orchestrate is also designed to provide its subscribers with a virtual receptionist, a Web page that contains the user's contact information (e-mail address, home/work phone number, pager number, text or audio greeting) and subscriber defined links to other Web sites. Subscribers' Web pages are automatically generated by the Premiere platform from input provided by subscribers. Orchestrate operates using an Internet browser in connection with any PC connected to the Internet and does not require subscribers to purchase any additional specialized hardware or software.

  In addition, the Company is developing additional Internet-based communications services and features, including:

   . Third-Party PIM Compatibility. Subscribers would be able to transfer contact information from popular Personal Information Managers ("PIMs") into Orchestrate. Currently, the Company is testing the integration of Orchestrate with the Symantec ACT PIM and intends to integrate Orchestrate with other popular PIMs in the future.

   . Enhanced Conference Call Control. Similar to features available to a conference call bridge operator, subscribers would be able to control conference calls in session from their PCs. Features are expected to include muting and addition and deletion of selected callers.

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

  Call Center Management and Other Services. Premiere streamlines and enhances call processing and call routing for financial institutions and other large corporations. In a typical financial services application, such as the one currently being implemented for NationsBank. Premiere's platform is used to enhance call processing for checking, savings and other account information available through toll free telephone access.

  Through its recent acquisition of VoiceCom Holdings,Inc. ("VoiceCom"), Premiere also offers full service conference calling and voice response programming. Conference calling is currently resold under the VoiceCom name and is provided by a third-party service bureau. Voice response programming consists of a variety of applications that use custom voice prompts and commands input by the subscriber from the subscriber's telephone key pad to retrieve certain information by phone or fax and to respond to automatic messages or reminders sent by the voice response platform.

PREMIERE PLATFORM AND NETWORK

  Premiere has designed its platform and network to provide its subscribers with efficient and reliable service and to be easily expandable as network usage increases. The modular and scalable design of the platform and related software allows expansion of network capacity without requiring replacement of existing hardware or software or interrupting service. Premiere's open systems design approach enables Premiere to utilize readily available third party hardware and software in constructing its platform and facilitates the integration of services and information provided by third parties into the system. The platform delivers and distributes its services to users through its voice and data switching centers and is currently being integrated with the private frame relay network and locally deployed voice messaging POPs acquired by the Company. This delivery infrastructure incorporates both third party and proprietary equipment as well as leased transmission facilities.

  Computer Telephony Platform. The computer telephony platform consists of digital telecommunications switches which interface with high speed client/server networks of personal computers, database servers, application servers and Web servers. High speed client/server networks of personal computers (called "Telnodes") are controlled by PCs utilizing the Company's proprietary software (called "Network Managers"). Servers on the network are responsible for performing functions requested by the Telnodes and Network Managers and are also responsible for storing and providing access to data. Web servers connected to the network firewall interface with the Internet and allow Premiere to offer access to certain of its services from any PC connected to the Internet. The network architecture is designed to be modular and scalable. To increase the capacity of the platform, the Company adds additional Network Managers, Telnodes and servers and, at certain points, must add additional modules to the digital switch, but is not required to replace existing Network Managers, Telnodes and servers. This modular systems approach also allows Premiere, at the request of licensees and strategic partners, to provide custom applications for subscribers. The client/server network utilizes a fault tolerant network operating system, and the network configuration provides for data on each server to be mirrored on a separate server, thereby providing redundancy for improved system reliability. Premiere maintains the ability to generate power in the event of a prolonged power outage, or if its uninterruptible power supply fails.

  The platform is controlled by proprietary application and database access software that was developed by the Company and is designed to be versatile and adaptable to meet the demands of strategic partners, licensees or individual subscribers. Applications written for custom or specific functions can be quickly developed and implemented across the network and offered to all of the Company's subscribers. Premiere maintains an internal development program in order to continually enhance its software.

  Switching and Transmission Facilities. Incoming and outgoing communications to the platform are transmitted via fiber optic trunk lines, which are provided by interexchange long distance service providers pursuant to contractual relationships with the Company. Premiere obtains transmission services from multiple carriers, thus enhancing Premiere's ability to avoid service interruptions caused by technical problems at a single carrier. Because each carrier's trunk lines physically terminate at Premiere's facility, Premiere can readily alter the routing of its transmission traffic in the event of technical difficulties.


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

  The Company opened an additional domestic switching facility in Dallas, Texas in September 1996. This facility is designed to provide geographical redundancy and increased capacity. The Dallas center is capable of handling 300 million transaction minutes per month, which is the same capacity as Premiere's core hub in Atlanta, Georgia. In addition, the Company established a data and switching center in London, England during 1996 and has begun development of a similar center in Toronto, Canada during 1997. These international centers are designed to reduce transmission costs associated with system access from international locations and allow Premiere to more effectively pursue opportunities with international customers and partners.

  Frame Relay Network and Local Messaging POPs. Premiere's private frame relay network connects messaging customers in dispersed locations through a secure private wide area network that reaches approximately 90% of the U.S.
population and approximately 100% of the Canadian, Australian and New Zealand populations via local access. Messages are captured and digitized at one of approximately 210 local POPs using a Centigram voice processing system. Users access these POPs through local direct inward dial numbers that are purchased from the appropriate LEC. Network interface boxes located at the POP then convert the digitized data from DDCMP protocol (the data processing protocol standard of Centigram's system) to the TCP/IP protocol. Once converted to TCP/IP format, the message's path is determined by a router, which directs the data to one of the 13 network hubs. These network hubs are co-located in sites utilized by WorldCom, Inc. ("WorldCom"). The Company's Cascade frame relay switches, placed in the network hubs, then route the message data over leased frame relay connections to other hub sites or POPs within a hub region for delivery to the end user. The Company plans to integrate its private frame relay network and local messaging POPs with its computer telephony platforms in order to offer certain of its enhanced personal communications services on a local access basis.

  Billing. Depending on the services to which the customer subscribes, Premiere bills the customer either by its real-time electronic billing and information system ("EBIS") or through an invoice. The Company bills customers at least monthly and in certain instances more frequently if the customer exceeds certain preset spending limits.

  Premiere's EBIS is designed to allow instant activation of subscribers' accounts, monitor subscribers' activity in real time and, while operating in the background without interrupting subscribers' service, interface with multiple financial institutions and electronically bill subscribers' credit cards or bank accounts. Customers also receive a monthly statement that provides a detailed accounting of their calling activity. The EBIS is configurable for the billing requirements of various financial institutions and currently interfaces electronically with approximately 3,000 banks and other financial institutions.

  Invoices are created by extracting call record data from either the platform or local voice messaging equipment. This data is collected, consolidated and processed to produce a customer invoice that can then be billed to either a business, corporate department or an individual.

SALES, MARKETING AND DISTRIBUTION

  Premiere markets its services through multiple distribution channels that encompass: (i) direct marketing efforts where Premiere is responsible for lead generation and sales; (ii) co-brand relationships in which Premiere offers its services to the customers of other companies, such as financial institutions, that are seeking to increase their revenue from and their goodwill with their customer base by offering value-added services; (iii) strategic relationships where Premiere may develop custom applications for its platform and market its services jointly with its strategic partners; and (iv) licensing arrangements where other companies market and sell Premiere's services under their names without significant assistance from Premiere. In all distribution channels, except licensing arrangements, Premiere enters into agreements pursuant to which it agrees to pay commissions to or share revenues with the parties who assist Premiere in marketing its services. The Premiere marketing staff is primarily responsible for providing marketing support to the four channels described above at varying levels of involvement, depending on the channel. The marketing staff is also responsible for promoting the Premiere corporate image in the marketplace.

  Direct Channels. Premiere markets its services directly under the Premiere WorldLink, Voice-Tel, AFCOM and VoiceCom names. Direct marketing and sales efforts have traditionally focused on print advertising and direct mailings targeted at mobile professionals or, with respect to AFCOM, direct marketing done in conjunction with financial institutions located on military bases. However, with its recent acquisitions, the Company acquired a nationwide direct sales force with a national accounts program. The Company believes that the direct sales force will enable it to broaden its base of business customers.

  The direct sales force has been recently organized by the Company into a regional reporting structure and a centrally managed national accounts program. Regional sales managers and their direct sales people have the ability to generate sales leads for all of Premiere's products and services within their defined geographic territories. These sales people target primarily single location small to medium-sized businesses. Other types of leads generated may be passed on to the appropriate group or channel (e.g. national accounts program or wholesale channel). The centrally managed national accounts program focuses on multi-location businesses that are better served by dedicated representatives with ultimate responsibility across different geographic regions. If appropriate, these national accounts sales people form account teams that include regional sales people when greater geographic coverage is needed or that include wholesale channel representatives when necessary. The direct sales organization also has traditionally marketed and continues to market to multilevel marketing organizations, such as Amway Corporation ("Amway") and their independent representatives and distributors.

  Co-brand Relationships. Premiere has relationships with a number of other companies, including First Union National Bank ("First Union") Discover Card Services, Inc. ("Discover Card") and the Royal Bank of Scotland PLC, under which Premiere provides its services to customers of those companies. The other company generally offers its customers access to Premiere's services, and Premiere pays subscriber and usage based fees to the other company with respect to each subscriber who subscribes to a co-branded service. Premiere believes that companies which enter into co-brand relationships with Premiere are motivated by the ability to offer additional value to their customers, reinforce brand equity through custom voice prompts that their customers hear each time they access the service, communicate with their customers by broadcasting voice, fax or e-mail messages, and derive additional revenue. Marketing and fulfillment materials are generally issued under the Premiere WorldLink name, with the other company also placing its logo on the materials.

  Strategic Partners. The Company also markets its services by establishing strategic relationships with parties including American Express Travel Related Services, Inc. ("American Express") and CompuServe Incorporated ("Compuserve") whose customers have an anticipated need for enhanced communications services provided by Premiere. Strategic relationships are intended to provide the Company's strategic partners with: (i) an efficient means of communicating with their customers through Premiere's voice mail, e-mail and fax mail features; (ii) increased visibility to their customers through customized greetings and a private branded communications card; (iii) the ability to provide customized services to their customers over Premiere's platform; and
(iv) an additional source of revenue. These relationships provide the Company with the opportunity to develop specialized services for the strategic partner's customers which, in certain circumstances, the Company can later offer to its subscribers. In connection with these strategic relationships, services are generally issued in the name of Premiere's strategic partner and bear a logo and design of the strategic partner's choosing. The fulfillment materials generally state that services are provided by Premiere.

  Licensing and Wholesale Relationships. Companies such as WorldCom, NationsBanc Services, Inc. ("NationsBank"), UniDial, Incorporated ("UniDial") and Touch 1 Communications, Inc. ("Touch 1 Communications") have chosen to outsource part or all of their personal communications services to Premiere. Premiere licenses use of its platform, voice messaging network and call center technology to these companies. Such relationships enable these companies to:
(i) provide enhanced services to their customers; (ii) generate additional revenue without developing or investing in their own infrastructure; and (iii) reduce costs and improve operational efficiencies through the use of more advanced technologies than are internally available. The platform's and network's open architecture allows customization of services for the licensee or wholesale customer. Premiere generally provides its licensee or wholesale customers with access to customer and billing records for marketing and billing purposes. Licensee and wholesale customers generally are responsible for billing the end user and generally provide their own transmission facilities for use with Premiere's services. Services are private labeled by the licensee or wholesale customer with Premiere's contribution transparent to the end user. Services are also generally provided under agreements with 24- to 48-month terms which require the payment of a minimum monthly fee if specified minimum targets are not met.

RESEARCH AND DEVELOPMENT

  Premiere's research and development and engineering personnel are responsible for developing, testing and supporting proprietary software applications, as well as creating and improving enhanced system features and services. Premiere's research and development strategy is to focus its efforts on enhancing its proprietary software and integrating its software with readily available software and hardware when feasible. Premiere maintains an internal software development program pursuant to which the Company introduces major and minor enhancements of its software.

  As of September 30, 1997, Premiere employed 60 people in research and development and engineering positions. Premiere's research and development team continuously monitors and performs necessary improvements to the operation of the computer telephony platform, the EBIS and other billing systems and messaging systems and network connections to determine if software or hardware modifications are necessary. Premiere's research and development and engineering personnel also engage in joint development efforts with Premiere's strategic partners and vendors.

CUSTOMER SERVICE AND TECHNICAL SUPPORT

  Premiere believes that effective customer service is essential to attracting and retaining subscribers. Premiere's customer service department is responsible for educating and assisting subscribers in using Premiere's services, for resolving billing related issues and, in consultation with Premiere's technical support personnel, for resolving technical problems subscribers may have in using Premiere's services. As of September 30, 1997, Premiere employed a staff of approximately 262 people in customer service positions. Premiere provides customer service through either Atlanta-based call centers or regionally located representatives. Regionally located representatives are primarily responsible for supporting Voice-Tel voice messaging customers while Premiere's call centers provide 24 hours per day, seven days per week coverage to assist customers using all other services.

  Premiere employs separate personnel who are responsible for technical support functions. These employees are responsible for performing more technically demanding support activities, such as voice messaging and certain other types of account provisioning and administration, consulting with Premiere's strategic partners and licensees regarding technical issues and resolving technical issues brought to their attention by the customer service department. As of September 30, 1997, Premiere employed 65 people in technical support positions, the majority of which were located in Atlanta.

COMPETITION

  Premiere's competitive strategy is to seek to gain a competitive advantage by being among the first companies to offer an integrated personal communications solution, being an innovator in the integrated personal communications services market and offering unique and innovative services to its subscribers. The Company intends to capitalize on strategic relationships with WorldCom, American Express and others in order to build its subscriber base and to maintain and increase subscriber loyalty. The Company believes that the principal competitive factors affecting the market for personal communications services are price, quality of service, reliability of service, degree of service integration, ease of use, service features and name recognition. The Company believes that it competes effectively in these areas.

  The market for the Company's services is intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. Although the Company is aware of several companies that are marketing enhanced calling cards, it is not aware of any major competitor that is marketing an integrated personal communications service identical to the service marketed by the Company. Many of the Company's competitors have substantial resources and technical expertise and could likely develop such a service if they chose to expend sufficient resources. The Company believes that existing competitors are likely to expand their service offerings and that new competitors are likely to enter the personal communications market and to attempt to integrate such services, resulting in greater competition for the Company. Such competition could materially adversely affect the Company's business, financial condition and results of operations.

  The Company attempts to differentiate itself from its competitors in part by offering an integrated suite of enhanced personal communications services. Other providers currently offer each of the individual services and certain combinations of the services offered by the Company. The Company's worldwide long distance services and features, including those acquired pursuant to the Voice-Tel Acquisitions, compete directly with services provided by companies such as AT&T Corp. ("AT&T"), MCI Communications Corp. ("MCI") and Sprint Corp. ("Sprint") as well as smaller interexchange long distance providers. The Company's voice mail services, including those acquired in the Voice-Tel Acquisitions and the VoiceCom acquisition, compete with voice mail services provided by AT&T, certain regional Bell Operating Companies ("RBOCs") and other service bureaus as well as by equipment manufacturers, such as Octel Communications Corporation ("Octel"), Northern Telecom, Inc. ("Northern Telecom"), Siemans Business Communications Systems, Inc. ("Siemans"), Centigram Communications Corporation ("Centigram"), Boston Technology, Inc. ("Boston Technology") and Digital Sound Corporation ("Digital Sound"). The Company's enhanced travel, concierge, news and e-mail services compete with services provided by America Online, Inc., Prodigy Services Co. and numerous Internet service providers. The Company's paging services compete with paging services offered by companies such as AT&T and MCI.

  When fully implemented, the Company's Orchestrate product line is expected to compete with products offered by companies such as Octel, Microsoft Corp. ("Microsoft"), Novell, Inc. ("Novell"), Lucent Technologies, Inc. ("Lucent") and numerous smaller entities. In addition, over the past few years, the number of companies offering call center technology, including AT&T, MCI and Lucent, has grown dramatically, primarily in response to major outsource initiatives as well as significantly lower technology costs. The Company expects that other parties will develop and implement information and telecommunications service platforms similar to its platform, thereby increasing competition for the Company's services. For example, Octel and Microsoft recently announced a service, called "Unified Messenger," which places all voice mail, e-mail and fax messages in a single mailbox accessible by computer or telephone.

  In addition, the Telecommunications Act of 1996, as amended (the "1996 Act") allows local exchange carriers ("LECs"), including the RBOCs, to provide long distance telephone service between Local Access and Transport Areas ("LATAs"), which will likely significantly increase competition for long distance services. The new legislation also grants the Federal Communications Commission (the "FCC") the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of an integrated suite of personal communications services by regulated entities, including the RBOCs, in competition with the Company. Such increased competition could have a material adverse effect on the Company's business, financial condition and results of operations.

  Telecommunications companies compete for consumers based on price, with major long distance carriers conducting extensive advertising campaigns to capture market share. There can be no assurance that a decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the RBOCs and other LECs into the long distance market, would not have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company expects that information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than the Company's technology. The Company does not have the contractual right to prevent its subscribers from changing to a competing network, and the Company's subscribers may generally terminate their service with the Company at will.

LEGISLATIVE MATTERS

  The 1996 Act was intended to increase competition in the long distance and local telecommunications markets. The 1996 Act opens competition in the local services market and, at the same time, contains provisions intended to protect consumers and businesses from unfair competition by incumbent LECs, including the RBOCs. The 1996 Act allows RBOCs to provide long distance service outside of their local service territories but bars them from immediately offering in-region inter-LATA long distance services until certain conditions are satisfied. An RBOC must apply to the FCC to provide in-region inter-LATA long distance services and must satisfy a set of pro-competitive criteria intended to ensure that RBOCs open their own local markets to competition before the FCC will approve such application. Further, while the FCC has final authority to determine whether an RBOC application is granted, the FCC must consult with the Department of Justice to determine if, among other things, the entry of the RBOC would be in the public interest, and with the relevant state to determine that the pro-competitive criteria have been satisfied. The Company is unable to determine how the FCC will rule on any such applications.

  The 1996 Act provides a framework for the Company's operating subsidiaries that provide long distance telecommunication services ("Operating Subsidiaries") and other long distance carriers to compete with LECs by reselling local telephone service, by interconnecting the LEC network facilities at various points in the network, or by building new local service facilities. In the future, the Operating Subsidiaries may decide to buy and resell unbundled network services, which could also be used as a platform to provide total access services, or to build local service facilities. The Operating Subsidiaries' decision to enter the local services market is dependent on the economic viability of the options and on the regulatory environment, which will likely vary by state.

GOVERNMENT REGULATION

  The Operating Subsidiaries provide both telecommunications and information services. Consequently, the Operating Subsidiaries are subject to extensive federal and state regulation in the United States. Various international authorities may also seek to regulate the services provided by the Operating Subsidiaries.

  Tariffs and Detariffing. The Operating Subsidiaries are classified by the FCC as non-dominant carriers for their domestic interstate and international common carrier telecommunications services. Common carriers that provide domestic interstate and international telecommunications services must maintain tariffs on file with the FCC describing rates, terms and conditions of service. While the tariffs of non-dominant carriers, such as the Operating Subsidiaries, are subject to FCC review, they are presumed to be lawful upon filing with the FCC. Currently, the Operating Subsidiaries either have applied for and received, or are in the process of applying for and receiving, all necessary authority from the FCC to provide domestic interstate and international telecommunications services. However, at this time, only Premiere Communications Inc. ("PCI") has been granted authority by the FCC to provide domestic interstate and international telecommunications services.

  In October 1996, the FCC issued an order detariffing long distance services which prohibited non-dominant long distance carriers from filing tariffs for domestic, interstate, long distance services in the future. The FCC's scheduled detariffing rules were to become effective September 22, 1997. The detariffing rules were appealed by several parties, and in February 1997, the U.S. Court of Appeals for the District of Columbia Circuit issued a temporary stay preventing the rules from taking effect pending judicial review. The Company and the Operating Subsidiaries are currently unable to predict what impact the outcome of the FCC's detariffing proceeding will have on the Company or the Operating Subsidiaries.

  Local Interconnection and Resale. In August 1996, the FCC adopted an order (the "Interconnection Order") which established a minimum set of rules relating to the manner in which all telecommunications carriers would be able to interconnect with the LECs' networks. The Interconnection Order addressed several important interconnection issues, including unbundled network element purchase, resale discounts, and negotiation and arbitration procedures between LECs and long distance carriers.

  Several states, companies, associations and other entities appealed the Interconnection Order. On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit overturned many of the rules established by the FCC's Interconnection Order governing, among other things, the pricing of interconnection, resale and unbundled network elements. The Court's decision substantially limits the FCC's jurisdiction and expands the state regulators' jurisdiction to set and enforce rules governing the development of local competition. The Company is currently considering entering the local exchange market as a so-called competitive local exchange carrier ("CLEC"). If the Company becomes a CLEC, it will face rules that are likely to vary substantially from state to state. A patchwork of state regulations could make competitive entry by the Operating Subsidiaries in some markets more difficult and expensive than in others and could increase the costs of regulatory compliance associated with local entry.

  The FCC has announced its intent to appeal the Court's ruling to the U.S. Supreme Court and other parties are also expected to appeal the Court's decision. Due to this uncertainty, the Company and the Operating Subsidiaries are unable to predict what impact the Court's decision will have on the Operating Subsidiaries' ability to offer competitive local service, and no assurance can be given that the Court's decision will not have a material adverse effect on the Company's business, financial condition and results of operations.

  Universal Service Reform. On May 8, 1997, the FCC released an order establishing a significantly expanded federal telecommunications subsidy regime. For example, the FCC established new subsidies for schools and libraries with an annual cap of $2.25 billion and for rural health care providers with an annual cap of $400 million. Providers of interstate telecommunications service, such as the Operating Subsidiaries, as well as certain other entities, must pay for the federal programs. The Operating Subsidiaries' share of the schools, libraries and rural health care funds will be based on their share of the total industry for telecommunications services and on certain defined telecommunications end user revenues. The Operating Subsidiaries' share of all other federal subsidy funds will be based on their share of total interstate (including certain international) telecommunications services and on certain defined telecommunications end user revenues. Several parties have appealed the May 8, 1997 order, and those appeals have been consolidated in the U.S. Court of Appeals for the Fifth Circuit. No assurance can be given that the FCC's universal service order will not have a material adverse effect on the Company's business, financial condition and results of operations.

  Access Charge Reform. On May 16, 1997, the FCC released an Access Charge Reform Order, which revised rules governing the interstate switched access charge rate structure. The new rules are intended to eliminate implicit subsidies and to establish rate structures that better reflect the manner in which costs are incurred. The new rules substantially increase the costs that price cap LECs recover through monthly, non-traffic sensitive access charges and substantially decrease the costs that price cap LECs recover through traffic sensitive access charges. The manner in which the FCC implements its approach to lowering access charge levels will have an effect on the prices the Operating Subsidiaries pay for originating and terminating interstate traffic. Portions of the Access Charge Reform Order have been appealed. In light of the uncertainty regarding ultimate disposition of the Access Charge Reform proceeding by the FCC and the courts, the Company is unable to predict what impact the FCC's revised access charge scheme will have on the Operating Subsidiaries' access charge cost structure.

  Payphone Compensation. In September 1996, the FCC adopted rules to implement the 1996 Act's requirements establishing "a per call compensation plan to ensure all payphone service providers are fairly compensated for each and every completed call using their payphone." This order included a specific fee to be paid to each payphone service provider by long distance carriers and intra-LATA toll providers (including LECs) on all "dial around" calls, including debit card and calling card calls. On July 1, 1997, the U.S. Court of Appeals for the D.C. Circuit overturned some of the FCC rules for the implementation plan.

  In addition, the court found unlawful both the methodology used to determine the long distance carriers' payment obligations and the absence of any compensation for some types of payphones and services. These issues have been remanded to the FCC. Although the Operating Subsidiaries expect to incur additional costs to receive "dial around" calls that originate from payphones, the Company is unable to predict what impact the payphone rules will have on the Operating Subsidiaries' costs for such calls until the FCC adopts revised payphone compensation rates based on the circuit court's ruling.

  State Regulation. Most state public service and public utility commissions ("PUCs") require carriers that wish to provide intrastate common carrier services to be authorized to provide such services. The Operating Subsidiaries either have applied for and received, or are in the process of applying for and receiving, all necessary authorizations to provide intrastate long distance services.

  The Operating Subsidiaries are generally not subject to price regulation or to rate of return regulation for their intrastate services. In most states, however, the Operating Subsidiaries are required to file tariffs setting forth the terms, conditions and prices for their intrastate services. In some state jurisdictions, the tariff can list a rate range for intrastate services. The Operating Subsidiaries may be subject to additional regulatory burdens in some states, such as compliance with quality of service requirements or remittance of contributions to support state sponsored universal service. The Operating Subsidiaries' ability to incur long-term indebtedness is subject to prior PUC approval in some state jurisdictions. In addition, some state PUCs regulate the issuance of securities and the transfer of control of entities subject to their jurisdiction. These state regulations may have attached to the Company's recent acquisitions of one or more of the Operating Subsidiaries. Currently, the Company is reviewing whether and to what extent additional regulatory compliance is required in this regard.

  Other. In conducting its business, the Company is subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code and is also subject to the electronic funds transfer rules embodied in Regulation E promulgated by the Federal Reserve. Congress has held hearings regarding, and various agencies are considering, whether to regulate providers of services and transactions in the electronic commerce market. For example, the Federal Reserve recently completed a study, directed by Congress, regarding the propriety of applying Regulation E to stored value cards. The Department of Treasury recently promulgated proposed rules applying record keeping, reporting and other requirements to a wide variety of entities involved in electronic commerce. It is possible that Congress, the states or various government agencies could impose new or additional requirements on the electronic commerce market or entities operating therein. If enacted, such laws, rules and regulations could be imposed on the Company's business and industry and could have a material adverse effect on the Company's business, financial condition or results of operations. The Company's proposed international activities also will be subject to regulation by various international authorities and the inherent risk of unexpected changes in such regulation.

PROPRIETARY RIGHTS AND TECHNOLOGY

  The Company's ability to compete is dependent in part upon its proprietary technology. The Company relies primarily on a combination of intellectual property laws and contractual provisions to protect its proprietary rights and technology. These laws and contractual provisions provide only limited protection of the Company's proprietary rights and technology. Premiere has three patent applications pending and nine trademark or service mark registrations pending. Premiere has two registered service marks. Voice-Tel has been issued two U.S. patents and has one U.S. patent application pending. Voice-Tel also has five registered U.S. trademarks or service marks and approximately 40 foreign trademark or service mark registrations or pending applications. VoiceCom has two registered U.S. trademarks and one registered foreign trademark. Despite the Company's efforts to protect its proprietary rights and technology, there can be no assurance that others will not be able to copy or otherwise obtain and use the Company's proprietary technology without authorization, or independently develop technologies that are similar or superior to the Company's technology. However, the Company believes that, due to the rapid pace of technological change in the information and telecommunications service industry, factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and the timeliness and quality of support services are more important to establishing and maintaining a competitive advantage in the industry.

  Many patents, copyrights and trademarks have been issued in the general areas of information and telecommunications services and computer telephony. The Company believes that in the ordinary course of its business third parties will claim that the Company's current of future products or services infringe the patent, copyright or trademark rights of such third parties. The Company is aware of other companies that use the terms "WorldLink" or "Premiere" in describing their products and services, including telecommunications products and services. Certain of those companies hold registered trademarks which incorporate the names "WorldLink" or "Premiere." The Company has received correspondence from a provider of prepaid calling cards which claims that the Company's use of the term "WorldLink" infringes upon its trademark rights. In addition, the Company has received correspondence from a major bank, which is among the holders of registered trademarks incorporating the term "WorldLink," inquiring as to the nature of the Company's use of the term "WorldLink" as part of its mark "Premiere WorldLink." Based on, among other things, the types of businesses in which the other companies are engaged and the low likelihood of confusion, the Company believes these claims to be without merit.

  In October 1996, VTE received a letter from a third party claiming that certain aspects of VTE's products and services may be infringing upon one or more of the third party's patents. The Company has reviewed the patent claims of the third party and does not believe that the Company's products or services infringe on the claims of the third party. No patent infringement claims against the Company have been filed by the third party at this time. Should the third party file patent infringement claims against the Company, the Company believes that it would have meritorious defenses to any such claims. However, due to the inherent uncertainties of litigation, the Company is unable to predict the outcome of any potential litigation with the third party, and any adverse outcome could have a material adverse effect on the Company's business, results of operations or financial condition. Even if the Company were to ultimately prevail, the Company's business could be adversely affected by the diversion of management attention and litigation costs. Because of this risk, the Company withheld in escrow approximately 176,000 shares of Common Stock from the purchase price of VTE and VTN. This escrow arrangement terminates in April 2000. There can be no assurance that such escrow will be sufficient to fully cover the Company's exposure in the event of litigation or an adverse outcome to the potential infringement claims.

  In February 1997, the Company entered into a long-term nonexclusive license agreement with AudioFAX IP LLC ("AudioFax") settling a patent infringement suit filed by AudioFAX in June 1996. In the third quarter of 1996, the Company took a one-time charge for the estimated legal fees and other costs that the Company expected to incur to resolve this matter. In September 1997, VoiceCom also entered into a long-term nonexclusive license agreement with AudioFAX.

  In May 1997, Premiere received a letter from a manufacturer and marketer of certain telecommunications equipment asserting that Premiere is offering certain "calling card and related enhanced services," "single number service" and "call connecting services" covered by three patents held by that company and inviting Premiere to obtain a license. Premiere has preliminarily reviewed the subject patents and, based on that review, presently believes that its products and services currently being marketed do not infringe two of the patents. Premiere intends, however, to conduct a further review of these two patents in order to determine whether it would be helpful to its future products and services to license the patents. The third patent relates to certain call reorigination technology. Premiere is conducting a further review of this patent to determine if its call reorigination system would infringe any valid rights under this patent. If Premiere ultimately determines that it is infringing this patent, it could seek to license the technology or discontinue using it and employ an alternate technology. There can be no assurance that Premiere would be able to license the technology on commercially reasonable terms or that it could easily and inexpensively migrate to a new call reorigination technology. Premiere's call reorigination service is only one service that it offers, and management does not believe that this service is critical to the marketing of Premiere's overall suite of services. Consequently, Premiere does not believe that its inability to license the technology or migrate to a new technology would have a material adverse effect on its business, financial condition and results of operations. No claim has been asserted beyond this letter, but no assurance can be given that the third party will not commence an infringement action against Premiere. If a patent infringement claim is brought against Premiere, there can be no assurance that Premiere would prevail and any adverse outcome could have a material adverse effect on Premiere's business, financial condition and results of operations.

  In May 1997, the Company received a letter from counsel for a provider of goods and services in the telecommunications field objecting to the Company's use of the phrase "personal assistant" based on that company's federally registered "personal assistant" service mark. On June 18, 1997, counsel for the Company responded to the objections, noting that the Company did not intend to use, nor would it use in the future, the words "personal assistant" as a trademark or service mark, but instead would merely use these words to describe the nature of its product. The Company has not heard anything further from the potential claimant and believes that the matter has been resolved.

  In July 1997, the Company received a letter from counsel for a French publishing company objecting to the Company's use of the "Premiere" trademark. Based on, among other things, the type of business in which the French company is engaged and the low likelihood of confusion, the Company believes that these claims are without merit. Due to the inherent uncertainties of litigation, however, the Company is unable to predict the outcome of any potential litigation with the French company, and any adverse outcome could have a material effect on the Company's business, financial condition and results of operations. Even if the Company were to prevail in such a challenge, the Company's business could be adversely affected by the diversion of management attention and litigation costs.

  No assurance can be given that actions or claims alleging patent, copyright or trademark infringement will not be brought against the Company with respect to current or future products or services, or that, if such actions or claims are brought, the Company will ultimately prevail. Any such claiming parties may have significantly greater resources than the Company to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved products and services, require the Company to enter into royalty or licensing agreements, or cause the Company to discontinue use of the challenged technology, tradename or service mark at potentially significant expense to the Company associated with the marketing of a new name or the development or purchase of replacement technology, all of which could have a material adverse effect on the Company's business, financial condition and results of operation.

EMPLOYEES

  As of October 28, 1997, the Company employed 922 persons on a full-time basis and 29 persons on a part-time basis. None of the Company's employees are members of a labor union or are covered by a collective bargaining agreement.

PROPERTIES

  Premiere's corporate headquarters occupy approximately 103,400 square feet of office space in Atlanta, Georgia under a lease expiring August 31, 2007. Voice-Tel's headquarters occupy approximately 30,000 square feet of office space in Cleveland, Ohio under a lease expiring in October 1999. VoiceCom's headquarters occupy approximately 26,400 square feet of office space in Atlanta, Georgia under a lease expiring April 30, 2001. The Company also has data and switching centers in Atlanta, Georgia, Dallas, Texas, London, England and has begun development of a similar center in Toronto, Canada. The Company believes that its current office space is sufficient to meet its present needs and does not anticipate any difficulty securing additional space, as needed, on terms acceptable to the Company.

LEGAL PROCEEDINGS

  On January 21, 1997, Eric Bott, E.B. Elliott and Cost Recovery Systems, Inc. ("CRS") filed a complaint against Premiere, PCI and the Company's president, Boland T. Jones, in the Superior Court of Fulton County, Georgia. As of December 2, 1997, the Company, PCI and Mr. Jones have entered into a settlement agreement with Mr. Bott settling and disposing of Mr. Bott's claims in connection with this litigation. In the complaint, Mr. Elliott and CRS alleged that:

(i) Mr. Elliott or CRS, an affiliate of Mr. Elliott, is entitled to options to purchase 5,000 or 10,000 shares of common stock of Premiere at an unspecified exercise price arising out of work allegedly performed by CRS for the Company; and (ii) CRS is owed an unspecified amount of commissions from the Company relating to sales of the Company's telecommunications services by CRS. The remaining plaintiffs also seek attorneys' fees and unspecified amounts of punitive damages. The Company filed an answer and counterclaim denying all allegations of the complaint and asserting various affirmative defenses. The Company believes that the share numbers and exercise prices have not been adjusted for the 24-to-1 stock split effected in December 1995. The Company believes it has meritorious defenses to the Mr. Elliott's and CRS' remaining allegations, but due to the inherent uncertainties of the litigation process, the Company is unable to predict the outcome of this litigation. If the outcome of this litigation is adverse to the Company, it could have a material adverse effect on the Company's business, financial condition and results of operations.

  On August 6, 1996, Communications Network Corporation ("CNC"), a licensing customer of the Company, was placed into bankruptcy under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). On August 23, 1996, CNC filed a motion to intervene in a separate lawsuit brought by a CNC creditor in the United States District Court for the Southern District of New York against certain guarantors of CNC's obligations and to file a third-party action against numerous entities, including such CNC creditor and PCI for alleged negligent misrepresentations of fact in connection with an alleged fraudulent scheme designed to damage CNC. The court has not ruled on CNC's request. Based upon the bankruptcy examiner's findings and the subsequently appointed bankruptcy trustee's investigation of potential actions directed at PCI, including an avoidable preference claim under the Bankruptcy Code of an amount up to approximately $950,000, the trustee and PCI recently reached a tentative agreement of all issues between the parties, including dismissal of the above referenced lawsuit, subject to Bankruptcy Court approval. The terms of the proposed settlement have been incorporated into a proposed plan of reorganization filed by the trustee with the Bankruptcy Court. Based upon hearings before the Bankruptcy Court, the trustee filed a motion requesting approval of the settlement on November 18, 1997. On November 26, 1997, Wael Al-Khatib ("Al-Khatib"), the sole shareholder and former president of CNC, and his company, Platinum Network, Corp. ("Platinum") (Al-Khatib and Platinum are collectively referred to herein as "Plaintiffs"), filed a complaint against PCI, WorldCom Network Services, Inc. f/k/a WilTel, Inc., Bernard J. Ebbers, David F. Meyers, Robert Vetera, Joseph Cusick, William Trower, Don Wilmouth, Digital Communications of America, Inc., Boland Jones, Patrick Jones, and John Does I-XX (the "Defendants") in the Eastern District of New York, United States District Court (the "Al-Khatib lawsuit"). In their complaint, Plaintiffs contend that, during 1996, PCI, certain officers of PCI and the other Defendants engaged in a fraudulent scheme to restrain trade in the debit card market nationally and in the New York debit card sub-market. The Plaintiffs' complaint alleges that by engaging in the aforementioned scheme and by making misrepresentations of fact in connection with the scheme, PCI and the other Defendants caused the Plaintiffs to suffer harm. The Plaintiffs are seeking at least $250 million in compensatory damages and $500 million in punitive damages from PCI and the other Defendants. PCI has not yet filed its response to the complaint in the Al-Khatib lawsuit. PCI believes that it has meritorious defenses to the Plaintiffs' allegations and will vigorously defend the same. Due to the inherent uncertainties of the judicial system, the Company is not able to predict with certainty whether the above-described settlement will be approved by the Bankruptcy Court, nor is the Company able to predict the outcome of the Al-Khatib lawsuit. If the settlement is not approved and the trustee successfully pursues possible litigation against the Company, it could have a material adverse effect on the Company's business, operating results or financial condition. If the Al-Khatib lawsuit is not resolved in the Company's favor, it could have a material adverse effect on the Company's business, operating results or financial condition.

  On September 20, 1996, Peter Lucina ("Lucina") filed a complaint against the Company, Donald B. Gasgarth ("Gasgarth") and Patrick G. Jones ("Jones") in the United States District Court for the Eastern District of Illinois. As of December 3, 1997, the Company Gasgarth and Jones have entered into a settlement agreement with Lucina settling and disposing of Lucina's claims in connection with this litigation.

  Due to the inherent uncertainties of the litigation process and the judicial system, the Company is unable to predict the outcome of the foregoing litigation matters. If the outcome of one or more of such matters is adverse to the Company, it could have a natural adverse effect on the Company's business, financial condition and results of operations.

FORWARD-LOOKING STATEMENT AND ASSOCIATED RISKS

  When used in this Description of Business and elsewhere by management or the Company from time to time, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements concerning the Company's operations, economic performance and financial condition, including in particular, the Company's business strategy and means to implement the strategy, the Company's goals, the amount of capital expenditures and the likelihood of the Company's success in developing and expanding its business. These statements are based on a number of assumptions and estimates which are inherently subject to significant risks and uncertainties, many of which are beyond the control of the Company and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in the Company's forward-looking statements. These factors include, without limitation, the Company's ability to successfully complete and integrate acquisitions in existing and new markets (including, without limitation, the integration of VTE and certain VTE affiliates and independent franchisees and the integration of VoiceCom), to manage the Company's growth and to respond to rapid technological change and risk of obsolescence of the Company's products, services and technology. Consequently, all of the forward-looking statements made in this Description of Business are qualified by these cautionary statements, and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions of such forward-looking statements that may be made to reflect events or circumstances after the date hereof, or thereof, as the case may be, or to reflect the occurrence of unanticipated events.